Exhibit 99.1

           INYX SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
               AVENTIS PHARMACEUTICALS PUERTO RICO

          - ACQUISITION WILL BE MATERIALLY ADDITIVE
                TO INYX'S REVENUES & EARNINGS

NEW YORK - December 17, 2004 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has signed a definitive agreement with Aventis Pharmaceuticals, Inc., a member of the sanofi-aventis Group (NYSE: SNY), to acquire certain assets and business of Aventis Pharmaceuticals Puerto Rico Inc. The acquisition, which is subject to completion of a major contract transfer, is scheduled to close by March 31, 2005. Financial terms were not disclosed, but Inyx said it expected to be able to pay for the acquisition through non-dilutive financing.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, "This acquisition will be a `transforming event' in Inyx's corporate development. It will be materially additive in terms of the assets and multi-year production contracts that we are acquiring, as well as the greatly enhanced operating economies and new strategic business opportunities that we are gaining, which will enable our operation of this Puerto Rico complex to be profitable from the start and provide a strong catalyst for growing Inyx's consolidated revenues and earnings."

The Aventis operations in Manati, Puerto Rico consist of a high-calibre pharmaceuticals production center that will provide Inyx with a strategic base in the United States to complement Inyx's present development and manufacturing facilities located in the United Kingdom. Moreover, this will provide Inyx with favorable tax incentives, including a corporate income tax rate of 2%-7% for 15 years in Puerto Rico as well as 90% exemption on property tax, 60% exemption on excise tax and tax-free purchases on materials and equipment on the Island. In addition, Puerto Rico is home to more than 20 leading pharmaceuticals companies, a captive marketplace for Inyx to cultivate - both for new contract clients and for strategic marketing partners of Inyx' own proprietary products.

"Manati gives Inyx a strategic base for growing our company's roster of clients as well as for introducing Inyx's own products because it provides us with an operating center on this side of the Atlantic that is needed to best serve the markets in the U.S., Canada, Latin and South America. Manati's facilities and employees are very well suited for Inyx's niche aerosol drug delivery technologies and products," said Dr. Kachkar.
The Manati complex consists of five buildings totaling about 140,000 square feet and extends over 9.5 acres, located in north central Puerto Rico about 30 miles outside of San Juan. Currently, Aventis employs approximately 330 people at Manati, and Inyx said it will retain as many of these experienced and skilled employees as economically viable.

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Aventis is selling the Manati complex to Inyx because Inyx's aerosol drug delivery technologies and expertise will enable Manati, which no longer fits with Aventis' core capacity needs, to continue to be a productive pharmaceutical center for the benefit of the site's employees and customers and the local economy of Puerto Rico, according to Martin Siewert, a senior executive in Industrial Operations for Aventis.

About Inyx
----------

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company's operations are conducted through its wholly owned subsidiary, INyX Pharma Limited, with R&D and production facilities located near Manchester, England, which serves global markets including:
North America, Europe, Latin & South America and the Middle East. Another wholly owned subsidiary, Inyx Canada, Inc. based in Toronto, provides business development and support services. Inyx, Inc.'s corporate offices are in New York City. Inyx now has approximately 130 employees, about 120 of whom are based in England at its 60,000 square foot production center and 30,000 square foot development and administrative facilities. For more information, please visit: www.inyxinc.com.

About Aventis
-------------

Aventis, part of the sanofi-aventis Group (the world's 3rd largest pharmaceutical company), is dedicated to treating and preventing disease by discovering and developing innovative prescription drugs and human vaccines. In 2003, Aventis generated sales of _ 16.79 billion, invested _ 2.86 billion in research and development and employed approximately 69,000 people in its core business. Aventis corporate headquarters are in Strasbourg, France. The sanofi-aventis Group is listed in Paris (EURONEXT:
SAN) and in New York (NYSE: SNY). For more information, please visit: www.sanofi-aventis.com.

Safe Harbor
-----------

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.